Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Reports Phase 1/2 Data on KRX-0401
(Perifosine) at 50th Annual Meeting of American Society of Hematology

Dr. Paul Richardson presents combined results from a Phase 1/2 study of perifosine in combination with bortezomib
(+/- dexamethasone) in multiple myeloma patients relapsed from or refractory to bortezomib

NEW YORK, Dec. 9 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced data on the clinical activity of perifosine (KRX-0401) in combination with bortezomib (+/- dexamethasone) in patients with relapsed/refractory multiple myeloma.  The data was presented earlier today at the 50th annual meeting of the American Society of Hematology in an oral presentation by Dr. Paul Richardson, Clinical Director of the Jerome Lipper Multiple Myeloma Center at the Dana-Farber Cancer Institute (DFCI).

The study entitled "A Multicenter Phase 1/2 Study Evaluating the Safety and Efficacy of Perifosine (KRX-0401) + Bortezomib (VELCADE®) in Patients with Relapsed or Relapsed / Refractory Multiple Myeloma Who Were Previously Treated with Bortezomib," has completed enrollment with 84 patients, of which 24 remain on active treatment.  In his presentation, Dr. Richardson presented results from the study as follows:

Trial Summary

Eighty-four patients were enrolled in a combined Phase 1/2 study (18 patients in the Phase I component and 66 patients in the Phase II component).  Median prior lines of therapy was 5 (range 1 – 13), including; 100% of patients had been treated with bortezomib (50% of the patients were previously treated with at least two bortezomib-based therapies and 81% were previously treated with bortezomib plus dexamethasone); 98% of patients were previously treated with dexamethasone; 98% of patients were previously treated with lenalidomide (Revlimid®) and/or thalidomide (Thalomid®); and 57% of patients had prior stem cell transplant.  No unexpected adverse events have been seen. Toxicities were manageable with supportive care and/or dose reductions as required.

Overall Response Rate (ORR) which includes a minor response (MR) or better was the primary endpoint with Time to Progression (TTP) as a secondary endpoint.  At the time of the presentation, 72 patients were evaluable for response.  Evaluable patients were defined as those who had received at least two cycles of therapy on the combination of perifosine with bortezomib.  Approximately 50% (35 / 72) of patients demonstrated progression at some point in their treatment and 20 mg dexamethasone (4 times per week) was added.  Best response to either perifosine + bortezomib (+/-dexamethasone) for all 72 evaluable patients was as follows

Evaluable Patients		CR/nCR		PR		MR		ORR		SD**
Perifosine + Bortezomib	72	2	3%	10	14%	5	7%	17	24%	16	30%
With dex added*	35	1	1%	2	3%	7	10%	10	14%	13	11%
Best Response	n=72	3	4%	12	17%	12	17%	27	38%	29	40%
* as a subset of the evaluable population									** SD = > 4 cycles

Exhibit 99.1

Median TTP for all study patients was 6.3 months. Median TTP for responding patients has not yet been reached, currently it is 8.8 months and on-going.

Particularly noteworthy was 52 (72%) of the evaluable patients were previously refractory (defined as progression on or within 60 days of treatment) to a bortezomib-based regimen, including 83% who were also refractory to the combination of bortezomib + dexamethasone.  Response data for this bortezomib-refractory group was as follows:

VELCADE® Refractory		CR/nCR		PR		MR		ORR		SD**
Perifosine + Bortezomib	52	1	2%	4	8%	3	6%	8	15%	12	23%
With dex added*	28	0	0%	2	4%	6	12%	8	15%	11	21%
Best Response	N=52	1	2%	6	12%	9	17%	16	31%	23	44%
(* as a subset of the evaluable population)									** SD = > 4 cycles

Median TTP for all bortezomib-refractory patients was 6.2 months.  Median TTP for responding patients has not yet been reached, currently it is 9.4 months and on-going.

Commenting on the data, Dr. Paul Richardson stated “Perifosine appears to be particularly active with durable responses when combined with bortezomib and dexamethasone in a heavily pre-treated patient population.  The encouraging response rate, impressive time to progression and manageable toxicity are especially favorable. We thus look forward to pursuing this combination in a randomized phase 3 trial.”

Dr. Kenneth Anderson, Director of the Jerome Lipper Multiple Myeloma Center at the Dana-Farber Cancer Institute (DFCI) added “We are excited at the results presented today as this data further confirms our early pre-clinical data demonstrating perifosine’s ability to shut down bortezomib-activated AKT, which may help overcome bortezomib resistance.”

Michael S. Weiss, Chairman and Chief Executive Officer of Keryx Biopharmaceuticals, commented, “we are grateful for the dedication and diligence of the team of multiple myeloma investigators, led by Dr. Paul Richardson and Dr. Kenneth Anderson, who have rapidly translated pre-clinical findings into clinical results. In this heavily pre-treated patient population, the majority of whom had failed prior bortezomib-based therapy, we believe we have demonstrated that perifosine is an active, novel agent with the potential to provide clinical benefit to patients with multiple myeloma.  We believe this data supports moving Perifosine into a phase 3 program and we are currently exploring the design of a randomized phase 3 placebo controlled clinical trial.”

Exhibit 99.1

Two additional clinical posters were presented as follows:

Abstract 3691:  Phase 1 Results of Perifosine (KRX-0401) in Combination with Lenalidomide and Dexamethasone in Patients with Relapsed or Refractory Multiple Myeloma (MM)

Thirty of 32 patients enrolled were evaluable for response.  Perifosine in combination with Revlimid® + dexamethasone achieved a 70% ORR (MR or greater), with 50% of patients achieving at least a partial response (PR).  The median progression-free survival (PFS) for the 21 patients (70%) who achieved at least an MR is 10.9 months as of November 2008 (not reached).  Twenty-three of the 30 evaluable patients are still alive and the median overall survival has not been reached at 16.8 months.  Ten patients remain on active treatment.

Abstract 1010:   Final Results of a Phase II Trial of the Novel Oral Akt Inhibitor Perifosine in Relapsed and/or Refractory Waldenstrom’s Macroglobulinemia (WM)

Single agent perifosine achieved a 36% ORR (MR, PR) and 58% stable disease in a heavily pre-treated Waldenstrom’s Macroglobulinemia patient population.  Clinical benefit was demonstrated as reflected by a median time to progression of 10.7 months.

KRX-0401 (Perifosine) Mechanism of Action and Profile

KRX-0401 (Perifosine) is a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt and a number of other key signal transduction pathways, including the JNK and MAPK pathways, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. The effects of perifosine on Akt are of particular interest because of the importance of this pathway in the development of most cancers, the evidence that it is often activated in tumors that are resistant to other forms of anticancer therapy, and the difficulty encountered thus far in the discovery of drugs that will inhibit this pathway without causing excessive toxicity. High levels of activated Akt (pAkt) are seen frequently in many types of cancer and have been correlated with poor prognosis in patients with soft-tissue sarcoma, gastric, hepatocellular, endometrial, prostate, renal cell, head and neck cancers and hematological malignancies, as well as glioblastoma. The majority of tumors expressing high levels of pAkt were high-grade, advanced stage or had other features associated with poor prognosis. High pAkt is often seen in tumors that are resistant to conventional cancer treatments, including radiotherapy, chemotherapy, endocrine therapy, and especially therapy with some of the newer biologicals.

To date, over 1,700 patients have been treated with KRX-0401 in trials conducted both in the United States and Europe. Its safety profile is distinctly different from that of most cytotoxic agents. It does not appear to cause myelosuppression (depression of the immune system that may lead to life threatening infections), thrombocytopenia (a decrease in platelets that may result in bleeding), skin rash, flu-like symptoms or alopecia (hair loss); all of these toxicities occur frequently with many of the currently available treatments for cancer. The main side effects of perifosine are nausea, vomiting, diarrhea and fatigue, but these are either mild or non-existent in lower doses that have induced tumor regression. Responses have been seen with both daily and weekly regimens. At the doses studied, the daily regimens were better tolerated.

Exhibit 99.1

In Phase 1/2 trials, KRX-0401 has induced tumor regressions and/or caused disease stabilization in a variety of tumor types. KRX-0401 has shown single agent partial responses in renal cell and hepatocellular carcinoma, soft tissue sarcoma, GIST tumors, mesothelioma, and carcinoma of the appendix. There is also evidence of activity in hematological malignancies, especially multiple myeloma. Disease stabilization, defined as time on treatment without progression for at least 6 months has been seen in 20 tumor types, including metastatic renal cell cancer, hepatocellular carcinoma, melanoma, carcinoid, prostate, head and neck, breast, and small cell lung cancer. Responding patients, including stable disease, have been treated for various durations up to more than three years.

KRX-0401 (perifosine) is in-licensed by Keryx from Aeterna Zentaris, Inc. (Nasdaq: AEZS; TSX: AEZ) in the United States, Canada and Mexico.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex is currently in Phase 2 clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also has an in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for KRX-0401, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete clinical trials for KRX-0401; our ability to meet anticipated development timelines for KRX-0401 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.